                                                                      Exhibit 99

AON REPORTS THIRD QUARTER 2001 EARNINGS;
UPDATES ON BUSINESS TRANSFORMATION,
IMPACT OF SEPTEMBER 11 ATTACKS AND SPIN-OFF PLANS

Chicago, IL - November 7, 2001 -- Aon Corporation (NYSE: AOC) today reported third quarter dilutive earnings per share of $0.38 before charges related to the events of September 11, 2001, compared with $0.53 in third quarter 2000. Excluding September 11 charges and non-operating corporate segment revenue, third quarter 2001 dilutive earnings were $0.37 per share versus $0.47 per share a year ago. Reported net income and dilutive earnings per share for third quarter 2001 were $72 million and $0.26, respectively, compared with $139 million and $0.53 in the year ago period. September 11 related charges not covered by the Company's insurance program were $53 million pretax in the third quarter or $0.12 per share.

The Company stated in its September 17th press release that third quarter earnings would be unfavorably impacted by the events of September 11, slower revenue growth in U.S. retail brokerage business due to the implementation of the business transformation plan, and slower organic revenue growth in the Consulting segment.

Patrick G. Ryan, chairman and CEO, said, "There were unanticipated challenges and delays in certain parts of our U.S. retail business transformation process that were compounded by the September 11 attacks on the World Trade Center. Client service is our primary focus and we have incurred additional costs, including expenses to run parallel systems longer than we expected. A concerted effort is being made to finish conversions to the new operating platform that will not only enhance client service, but also drive efficiencies. This, in turn, will increase our capacity to win new accounts and lead to better financial performance. Tempering this improvement in the near-term will be the negative influences of the WTC disaster on our Company."

Ryan added, "Most of our individual operating units performed well in the third quarter and our global franchise remains strong. I am confident about Aon's long-term success."

DETAILED DISCUSSION OF THIRD QUARTER AND NINE MONTHS FINANCIAL RESULTS Consolidated revenue of $1.9 billion in the third quarter increased 7% from the prior year, due in part to acquisitions. Further reductions in short-term interest rates and unfavorable equity markets negatively impacted investment income. Adjusting for foreign currency translation, revenue growth was 9%.

Aon's operating segments - Insurance Brokerage and Other Services, Consulting and Insurance Underwriting - recorded third quarter revenue of $1.9 billion, up 8% from the prior year. Adjusted for foreign currency translation, third quarter total operating segment revenues increased 10%. Operating segment investment income decreased $6 million to $102 million from $108 million in third quarter 2000 due partly to declining interest rates. Total operating segment pretax income, before charges related to the events of September 11, was $262 million compared with $290 million in third quarter 2000. For the nine months, operating segment pretax income, before charges from September 11 and special charges related to the business transformation plan, grew 2% to $855 million, up from $840 million in 2000. After netting the effect of currency hedges, the impact of foreign currency translations on net income was not material.

Third quarter reported Insurance Brokerage and Other Services segment revenue grew 7% to $1.112 billion compared with $1.042 billion in 2000. Adjusted for foreign currency translation, revenue growth was 8%. Organic revenue growth was 6% in the quarter, principally reflecting slower new business growth in U.S. retail brokerage due in part to unexpected complications and delays in the implementation of the business transformation plan and the events of September
11. Claims services and international and wholesale brokerage continued to post solid revenue growth.

Insurance Brokerage and Other Services pretax income before charges related to September 11 was $153 million compared with $183 million in third quarter 2000. The pretax margin in third quarter 2001 was 13.8% compared with 17.6% in the year ago period. Slower new business growth and higher lost business in U.S. retail brokerage principally affected margin comparisons. Higher than anticipated costs, due partly to running parallel systems as part of the business transformation plan, also contributed to the margin decline. As full conversions to new processes are completed, these added costs are expected to lessen starting in second quarter 2002. While lost business was more than year ago levels, mostly due to voluntary and involuntary employee departures, it was only slightly more than expectations. Recent hiring of new business development professionals is expected to improve new account generation in future periods.

Recent acquisitions focused on enhancing Aon's outsourcing capabilities (e.g. captive management, claims services and safety engineering) also factored into revenue and expense comparisons. As these new services are assimilated and then distributed through Aon's global distribution network, they are expected to positively impact future revenue growth and margin comparisons.

Consulting segment reported revenues rose 27% to $232 million from $182 million in the year-ago third quarter. This growth included the results of Actuarial Sciences Associates, Inc. (ASA), acquired in fourth quarter 2000, and ASI Solutions Incorporated (ASI), acquired in second quarter 2001. Consulting segment organic revenue growth was 4% for the quarter due to a slowdown in hiring by some of our clients and the impact of September 11. Pretax income before September 11 charges rose 12% to $29 million versus $26 million in third quarter 2000. The Consulting pretax margin was 12.5% in the third quarter versus 14.3% in the year ago period, reflecting the impact of acquisitions and slower organic revenue growth in the human resources consulting business. The employee benefits area showed good performance in the quarter.

The recent acquisitions of ASA and ASI give Aon unmatched capabilities to deliver human resource outsourcing solutions to corporate clients. The Company expects that demand for these services will grow as companies seek lower cost, higher quality human capital solutions that improve their overall productivity.

Insurance Underwriting segment reported revenues increased 5% to $565 million in third quarter 2001, up from $536 million in third quarter 2000, reflecting the continued development of new product initiatives and a higher volume of business in accident and health products. Adjusted for foreign currency translation, revenues increased 7%.

Insurance Underwriting pretax income before September 11 related charges was $80 million in the third quarter versus $81 million in the prior year period. The Underwriting pretax margin was 14.2% for the quarter versus 15.1% in third quarter 2000. A decline in investment income, due in part to lower interest rates, affected margin comparisons.

Corporate and Other segment revenue, comprised primarily of equity-related revenues from limited partnerships and directly owned equities, was $3 million for the quarter compared with $25 million in third quarter 2000. Reduced Corporate revenue was primarily due to lower increases in limited partnership values compared to the same quarter a year ago. The Corporate and Other segment pretax loss for the quarter was $76 million, compared with a pretax loss of $46 million in the prior year quarter due primarily to the decline in Corporate and Other segment revenue. Corporate segment general expenses increased relative to the prior year due in part to duplicate occupancy costs involving major moves to new office space and benefits involving the sale of a business in third quarter 2000.

Total debt at September 30, 2001 was $1.85 billion, down from $2.28 billion at September 30, 2000.

Nine months 2001 net income and dilutive earnings per share were $120 million and $0.44, respectively, compared with $384 million and $1.46 in the year ago period. Excluding 2001 special charges related to the previously announced business transformation plan of $0.49 per share, charges related to the events of September 11 of $0.12 per share, and the adoption of SAB 101 in 2000 ($0.03 per share), nine months 2001 earnings were $1.05 per share compared with $1.49 per share in nine months 2000.

The Corporate segment nine months revenue decline of $173 million, or $0.40 per share, from a positive $77 million to a negative $96 million was a major factor in the year-over-year decline in earnings per share. Corporate revenue reflects the performance of the Company's equity investments that were negatively impacted by stock market declines.

BUSINESS TRANSFORMATION UPDATE
Aon's business transformation plan was announced in November 2000 with goals to enhance client service, accelerate organic revenue growth and reduce costs. "We remain convinced that the business transformation plan will produce significant benefits," Ryan stated. "While we are disappointed by the setbacks in the third quarter, we believe we will achieve annualized savings of between $150 million and $200 million in 2002."

In U.S. retail brokerage, the business transformation entailed: process redesign following the rollout of a new policy management and accounting system, job redesign based on functional expertise and the creation of four new Client Service Business Units (CSBUs). Significant implementation steps were taken through second quarter 2001. These steps included:

notifications of job eliminations, hiring of new employees at new job grades and locations, the creation of specialized syndication groups to handle the placement of insurance coverage with insurance carriers, the establishment of new business development and relationship management groups, and the building of four CSBUs (New York City-World Trade Center, Los Angeles, Houston and Glenview, Illinois). Successful pilot programs for the CSBUs were conducted in the second quarter and the conversion of accounts started throughout the summer. The CSBUs achieved significant improvement in client service levels for converted accounts.

In third quarter 2001, a significant acceleration of process and file conversions to the CSBUs was planned. These conversions fell behind schedule due to unexpected challenges in handling higher volumes of transfers between field operations and the CSBUs, and steps were being taken prior to September 11 to improve the conversion process. The delays reduced cost savings and put pressure on regional offices that had to maintain parallel systems to ensure quality client service which resulted in duplicate costs. This also adversely affected new business production in the quarter as attention was diverted from generating new accounts to completing client conversions.

The most established CSBU was housed within the World Trade Center (WTC) - Aon's largest U.S. retail brokerage branch. When the WTC was destroyed on September 11, client servicing was immediately rerouted to other CSBUs. This transfer was more easily accomplished because of increased electronic document management completed under the business transformation design. The World Trade Center CSBU has now been relocated to midtown Manhattan along with a majority of the WTC retail brokerage staff. We continue to maintain quality client service while reestablishing our business operations in this interim space. The September 11 events, however, have exacerbated the delays in converting to the CSBUs.

A dedicated effort is currently underway to fully convert client servicing for U.S. retail brokerage accounts to the four CSBUs by second quarter 2002 which will involve unanticipated, one-time costs in fourth quarter 2001 and the first half of 2002.

The business transformation in U.S. retail brokerage also involved changes in job roles and responsibilities focusing on: new sales, relationship management, syndication of business to insurance carriers, client service and product specialization. Employees were advised of their new roles late in the first quarter and in the second quarter and were still progressing in terms of conducting their own new jobs, and learning how their new roles interrelated with other employees' new responsibilities. Some of the complexities of the job reorganization added to the CSBU conversion delay, which along with the September 11 events, resulted in unsatisfactory financial performance in the third quarter.

The Company does not anticipate any additional special charges for the business transformation program beyond the $300 million already taken. Total costs including both special charges and transition costs for the business transformation are expected to exceed the upper range of the original total cost estimate due to these additional transition costs.

The business transformation challenges are manageable and steps are already being taken to significantly improve performance. As the conversion process between the regional offices and the CSBUs is completed and employees become more familiar with their new job roles, the Company expects the creation of significant additional capacity to produce new business that will further the goals of the business transformation plan.

Michael D. O'Halleran, president and COO of Aon Corporation, stated, "We are totally committed to the business transformation program. We undertook industry-leading changes in our operating model designed to improve service for our clients and create operating efficiencies. Implementation of certain steps in U.S. retail brokerage have lagged our initial timeline and new account generation and expenses have suffered in the near-term, but we have enormous talent and resources in our organization and our long-term prospects are very positive. I look forward to directly leading and reinvigorating our efforts."

IMPACT OF SEPTEMBER 11, 2001
Consolidated pretax charges related to the events of September 11 were $53 million, or $0.12 per share, and were recorded in third quarter 2001. The charges were principally comprised of $45 million of insurance benefits, net of approximately $147 million of reinsurance, provided under life insurance policies issued by Aon's Combined Insurance Company subsidiaries for Aon employees. As to approximately $90 million of such reinsurance recoverables, issues have recently been raised by reinsurers and the Company is in discussions regarding those issues. Charges also included extended medical benefits of $7 million provided to the families of deceased employees.

Aon is still in the process of presenting additional insurance claims for losses related to the WTC to its insurers. The Company expects additional recoveries in future periods from its insurance policies that cover the value of destroyed assets and the continuing excess and extra costs related to business interruption.

Aon has secured major temporary office space in midtown Manhattan to accommodate the majority of the employees displaced by September 11 and has also relocated employees to alternative NYC metropolitan offices. The vast majority of our employees have returned to work and information technology systems and applications, as well as telecommunications services for these employees, have been provided.

"Given the magnitude of the loss of life and destruction at the World Trade Center, we will never know the full impact of this tragedy," Ryan said. "We are not looking back though - we are looking ahead. Our employees have exhibited incredible strength, character and resolve to move forward and it is this commitment that gives me great confidence in our future success."

"From a broader industry perspective, the terrorist attacks of September 11 have placed insurance and risk management issues in the spotlight," Ryan also noted. "The September 11 events have caused fundamental changes to the insurance industry beyond the mere hardening of the market that was witnessed prior to September 11. Aon is well-positioned as a leader in designing and delivering solutions that help address the unique risk management, human capital and insurance challenges our clients face in this new environment."

SPIN-OFF UPDATE AND PROPERTY AND CASUALTY INITIATIVE

In April 2001, the Company announced plans to spin-off its underwriting operations to stockholders through a new company to be named Combined Specialty Corporation. On October 12th, Aon announced plans to expand its underwriting operations to include direct property and casualty insurance and reinsurance policies to meet clients' growing demand for insurance coverage. These expanded operations are intended to be part of the spin-off and will require the raising of additional capital. A separate release to be issued later today will provide additional information concerning Aon's strategy for property and casualty underwriting.

The Company is currently involved in the customary review process with the IRS for a favorable tax-free ruling for the planned spin-off. Customary SEC filings will be made by the Company regarding the spin-off and will be sent to stockholders. The spin-off is expected to be completed by Spring 2002 and requires final Board approval.

"The shortage of capacity in the insurance market created by the events of September 11 have led Aon to expand the types of underwriting that we will support," stated Ryan.

FUTURE OUTLOOK
"Visibility into near-term financial results has been obscured by a number of factors, both external and internal," said Ryan. "Our company was shaken by the events of September 11, and we are completing important implementation steps for our business transformation. The insurance industry is undergoing unprecedented change and the need for our services has never been greater. In addition to providing risk management expertise, we are working to deliver additional underwriting capacity that will be included under our planned spin-off. Simultaneously, we are witnessing a decline in global economies, volatile equity markets and sinking interest rates."

"Most of our business units are performing well and dramatically increasing premium rates are expected to have a positive effect on brokerage commissions and fees. However, Aon's fourth quarter 2001 Corporate segment revenue will be negatively impacted by the equity market decline. Lower interest rates will pressure investment income and policy extensions may delay billings for some annual renewals to 2002 due to insurance capacity constraints and stricter underwriting. Implementation of the U.S. retail brokerage transformation will continue and additional unplanned costs will be incurred. Start-up costs will also be incurred to initiate the expansion of property and casualty underwriting, but earned premium from this new P&C growth is not expected until 2002."

"For 2002, earnings visibility is challenging for many of the same reasons. We believe, however, that we will benefit from increasing premium rates and the completion during 2002 of our business transformation in U.S. retail brokerage, which will give the Company sizable savings and increased capacity for new account generation," Ryan said. "Assuming that the equity markets improve from current levels and we achieve a mid-single digit return next year on our equity portfolio, we believe that a double-digit increase in earnings per share from $2.01 in 2000 is achievable in 2002, excluding the elimination of goodwill amortization that will add another $0.36 per share to this increase."

Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries. Aon's common stock is listed on the New York, Chicago, Frankfurt and London stock exchanges.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, the final form of the business transformation plan, the ultimate cost and timing of the implementation thereof, the actual cost savings and other benefits resulting therefrom, whether the Company ultimately implements the proposed spin-off of its underwriting operations, and the timing and terms associated therewith, and events surrounding terrorists attacks of September 11, 2001, including the timing and resolution of related insurance and reinsurance issues. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.

                                         ###
Contact:    Sean P. O'Neill
            Vice President, Financial Relations
            312-381-3983

AON CORPORATION
CONSOLIDATED SUMMARY OF OPERATIONS

                                                                                      THIRD QUARTER ENDED
                                                                             -------------------------------------
                                                                             SEPT. 30,     SEPT. 30,    PERCENT
(millions except per share data)                                               2001           2000      CHANGE
                                                                             ----------   -----------   ----------
REVENUE
Brokerage commissions and fees                                               $   1,297     $  1,176     10       %
Premiums and other                                                               510          476       7
Investment income                                                                105          133       (21)
                                                                             ----------    ---------    ----------
TOTAL REVENUE                                                                    1,912        1,785     7
                                                                             ----------    ---------    ----------
EXPENSES
General expenses                                                                 1,384        1,208     15
Benefits to policyholders                                                        271          257       5
Interest expense                                                                 31           38        (18)
Amortization of intangible assets                                                40           38        5
                                                                             ----------    ---------    ----------
TOTAL EXPENSES                                                                   1,726        1,541     12
                                                                             ----------    ---------    ----------

INCOME BEFORE UNUSUAL & SPECIAL CHARGES                                          186          244       (24)
Unusual charges - World Trade Center                                             (53)         -         N/A
Special charges                                                                  -            -         -
                                                                             ----------    ---------    ----------
INCOME BEFORE INCOME TAX, MINORITY INTEREST AND ACCOUNTING CHANGE                133          244       (45)
Provision for income tax                                                         51           95        (46)
                                                                             ----------    ---------    ----------
INCOME BEFORE MINORITY INTEREST AND ACCOUNTING CHANGE                            82           149       (45)
Minority interest - 8.205% trust preferred capital securities                    (10)         (10)      -
                                                                             ----------    ---------    ----------
INCOME BEFORE ACCOUNTING CHANGE                                                  72           139       (48)
Cumulative effect of change in accounting principle, net of tax (1)              -            -         -
                                                                             ----------    ---------    ----------
NET INCOME                                                                   $   72        $  139       (48)     %
                                                                             ==========    =========    ==========
Preferred stock dividends                                                        (1)          (1)       -
                                                                             ----------    ---------    ----------
NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS                                 $   71        $  138       (49)     %
                                                                             ==========    =========    ==========
NET INCOME PER SHARE:
Basic net income per share                                                   $   0 26      $  0 53      (51)     %
                                                                             ==========    =========    ==========

Dilutive net income per share:
Net income before unusual and special charges                                $   0.38      $  0.53      (28)     %
Unusual charges - World Trade Center                                             (0.12)       -         N/A
Special charges                                                                  -            -         -
Cumulative effect of change in accounting principle (1)                          -            -         -
                                                                             ----------    ---------    ----------
Dilutive net income per share                                                $   0.26      $  0.53      (51)     %
                                                                             ==========    =========    ==========
Dilutive average common and common equivalent shares outstanding                 275.4        262.8
                                                                             ==========    =========


                                                                                        NINE MONTHS ENDED
                                                                             -------------------------------------
                                                                             SEPT. 30,     SEPT. 30,    PERCENT
(millions except per share data)                                               2001           2000      CHANGE
                                                                             ----------    ----------   ----------
REVENUE
Brokerage commissions and fees                                               $    3,925    $  3,584     10       %
Premiums and other                                                                1,510       1,435     5
Investment income                                                                 205         395       (48)
                                                                             ----------    ----------   ----------
TOTAL REVENUE                                                                     5,640       5,414     4
                                                                             ----------    ----------   ----------
EXPENSES
General expenses                                                                  4,085       3,741     9
Benefits to policyholders                                                         823         766       7
Interest expense                                                                  98          102       (4)
Amortization of intangible assets                                                 118         115       3
                                                                             ----------    ----------   ----------
TOTAL EXPENSES                                                                    5,124       4,724     8
                                                                             ----------    ----------   ----------

INCOME BEFORE UNUSUAL & SPECIAL CHARGES                                           516         690       (25)
Unusual charges - World Trade Center                                              (53)        -         N/A
Special charges                                                                   (218)       -         N/A
                                                                             ----------    ----------   ----------

INCOME BEFORE INCOME TAX, MINORITY INTEREST AND ACCOUNTING CHANGE                 245         690       (64)
Provision for income tax                                                          95          269       (65)
                                                                             ----------    ----------   ----------
INCOME BEFORE MINORITY INTEREST AND ACCOUNTING CHANGE                             150         421       (64)
Minority interest - 8.205% trust preferred capital securities                     (30)        (30)      -
                                                                             ----------    ----------   ----------
INCOME BEFORE ACCOUNTING CHANGE                                                   120         391       (69)
Cumulative effect of change in accounting principle, net of tax (1)               -           (7)       N/A
                                                                             ----------    ----------   ----------
NET INCOME                                                                   $    120      $  384       (69)     %
                                                                             ==========    ==========   ==========
Preferred stock dividends                                                         (2)         (2)       -
                                                                             ----------    ----------   ----------
NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS                                 $    118      $  382       (69)     %
                                                                             ==========    ==========   ==========
NET INCOME PER SHARE:
Basic net income per share                                                   $    0.44     $  1.47      (70)     %
                                                                             ==========    ==========   ==========

Dilutive net income per share:
Net income before unusual and special charges                                $    1.05     $  1.49      (30)     %
Unusual charges - World Trade Center                                              (0.12)      -         N/A
Special charges                                                                   (0.49)      -         N/A
Cumulative effect of change in accounting principle (1)                           -           (0.03)    N/A
                                                                             ----------    ----------   ----------
Dilutive net income per share                                                $    0.44     $  1.46      (70)     %
                                                                             ==========    ==========   ==========
Dilutive average common and common equivalent shares outstanding                  271.0       261.7
                                                                             ==========    ==========

(1) Adoption of SEC Staff Accounting Bulletin 101, effective January 1, 2000.

AON CORPORATION
OPERATING SEGMENTS

                                                                                       THIRD QUARTER ENDED
                                                                       ----------------------------------------------------
                                                                       SEPT. 30,           SEPT. 30,          PERCENT
(millions)                                                               2001                2000             CHANGE
                                                                       --------------      --------------     -------------
REVENUE
Insurance brokerage and other services (1)                             $        1,112      $   1,042                 7  %

Consulting (2)                                                                    232            182                27

Insurance underwriting                                                            565            536                 5
                                                                       --------------      --------------     -------------
TOTAL REVENUE                                                          $        1,909      $   1,760                 8  %
                                                                       ==============      ==============     =============
INCOME BEFORE INCOME TAX
Insurance brokerage and other services                                 $          153        $   183               (16) %

Consulting                                                                         29             26                12

Insurance underwriting                                                             80             81                (1)
                                                                       --------------      --------------     -------------

TOTAL INCOME BEFORE INCOME TAX EXCLUDING UNUSUAL AND SPECIAL CHARGES              262            290               (10)
World Trade Center charges                                                        (53)             -               N/A
Special charges                                                                     -              -               N/A
                                                                       --------------      --------------     -------------
TOTAL INCOME BEFORE INCOME TAX                                         $          209        $   290               (28) %
                                                                       ==============      ==============     =============

                                                                                     NINE MONTHS ENDED
                                                                       -----------------------------------------
                                                                       SEPT. 30,      SEPT. 30,      PERCENT
(millions)                                                               2001           2000         CHANGE
                                                                       -----------    ----------     -----------
REVENUE
Insurance brokerage and other services (1)                             $    3,383     $   3,181          6 %

Consulting (2)                                                                673           538         25

Insurance underwriting                                                      1,680         1,618          4
                                                                       -----------    ----------     -----------
TOTAL REVENUE                                                          $    5,736     $   5,337          7 %
                                                                       ===========    ==========     ===========
INCOME BEFORE INCOME TAX
Insurance brokerage and other services                                 $      544     $     545         (0)%

Consulting                                                                     84            68         24

Insurance underwriting                                                        227           227          -
                                                                       -----------    ----------     -----------

TOTAL INCOME BEFORE INCOME TAX EXCLUDING UNUSUAL AND SPECIAL CHARGES          855           840          2
World Trade Center charges                                                    (53)            -         N/A
Special charges                                                              (218)            -         N/A
                                                                       -----------    ----------     -----------
TOTAL INCOME BEFORE INCOME TAX                                         $      584       $   840        (30)   %
                                                                       ===========    ==========     ===========

(1) Includes investment income of $46 million and $47 million for the third quarter ended September 30, 2001 and 2000, respectively, and $127 million and $132 million for the nine months ended September 30, 2001 and 2000, respectively.

(2) Includes investment income of $1 million and $2 million for the third quarter ended September 30, 2001 and 2000, respectively, and $4 million for both the nine months ended September 30, 2001 and 2000.

AON CORPORATION
CORPORATE AND OTHER

                                                                                                THIRD QUARTER ENDED
                                                                                     ------------------------------------------
                                                                                     SEPT. 30,       SEPT. 30,      PERCENT
(millions)                                                                             2001            2000         CHANGE
                                                                                     ----------      ----------     -----------
CORPORATE AND OTHER REVENUE (1)                                                         $  3          $ 25             (88)%

NON OPERATING EXPENSES

   Amortization of goodwill                                                             $ 30          $ 29               3%

   Interest expense                                                                       31            38             (18)

   General expenses                                                                       18             4             350
                                                                                     ----------      ----------     -----------
   LOSS BEFORE INCOME TAX                                                               $(76)         $(46)            N/A%
                                                                                     ----------      ----------     -----------
                                                                                     ----------      ----------     -----------


                                                                                                 THIRD QUARTER ENDED
                                                                                     --------------------------------------------
                                                                                     SEPT. 30,       SEPT. 30,      PERCENT
(millions)                                                                             2001            2000         CHANGE
                                                                                     ----------      ----------     -------------
(1) COMPONENTS OF CORPORATE AND OTHER REVENUE
   Change in valuation on private limited partnership investments                         $ 7             $15            (53)%

   Income from marketable equity securities and other investments                           2               2              -
                                                                                     ----------      ----------     -------------

   CORPORATE AND OTHER REVENUE BEFORE INCOME (LOSS) ON DISPOSALS AND RELATED
   EXPENSES                                                                                 9              17            (47)

   Income (loss) on disposals and related expenses                                         (6)              8            N/A
                                                                                     ----------      ----------     -------------
   CORPORATE AND OTHER REVENUE                                                            $ 3             $25            (88)%
                                                                                     ----------      ----------     -------------
                                                                                     ----------      ----------     -------------


                                                                                                NINE MONTHS ENDED
                                                                                     ------------------------------------------
                                                                                     SEPT. 30,        SEPT. 30,       PERCENT
(millions)                                                                              2001            2000          CHANGE
                                                                                     ---------        ----------      ---------
CORPORATE AND OTHER REVENUE (1)                                                        $(96)            $  77            N/A%

NON OPERATING EXPENSES
   Amortization of goodwill                                                            $ 88             $  85              4%

   Interest expense                                                                      98               102            (4)

   General expenses                                                                      57                40             43
                                                                                     ---------        ----------      ---------
   LOSS BEFORE INCOME TAX                                                              (339)            $(150)            N/A%
                                                                                     ---------        ----------      ---------
                                                                                     ---------        ----------      ---------

                                                                                                NINE MONTHS ENDED
                                                                                     ------------------------------------------
                                                                                     SEPT. 30,        SEPT. 30,       PERCENT
(millions)                                                                              2001            2000          CHANGE
                                                                                     ------------     ------------    ---------
(1) COMPONENTS OF CORPORATE AND OTHER REVENUE
   Change in valuation on private limited partnership investments                         $(56)              $75           N/A%

   Income from marketable equity securities and other investments                            6                 6             -
                                                                                     ------------     ------------    ---------

   CORPORATE AND OTHER REVENUE BEFORE INCOME (LOSS) ON DISPOSALS AND RELATED EXPENSES      (50)               81           N/A

   Income (loss) on disposals and related expenses                                         (46)*              (4)          N/A
                                                                                     ------------     ------------    ---------
   CORPORATE AND OTHER REVENUE                                                            $(96)              $77           N/A%
                                                                                     ------------     ------------    ---------
                                                                                     ------------     ------------    ---------

* Includes impairment writedowns of $29 million in first quarter 2001.